Repurchase Agreement for the Coke-oven Gas Power Generation Project

Party A: Xi’an TCH Energy Technology Co., Ltd

Address: No. 86 of Gaoxin Road, Gaoxin District, Xi’an City

Party B: Shenmu Jiujiang Trading Co., Ltd.

Address: Shagoumao Village, Xigou Office, Shenmu County

Whereas: Party A and Party B signed the “Cooperative Contract on Coke-oven Gas Power Generation Project” (the “Contract”).  Party A has finished the construction, adjustment, power generation and its other obligations for the project pursuant to the Contract and holds the ownership of the project. The period for energy saving service by Party A hasn’t reached 10 years yet, however, due to unforeseeable state policy changes that a series of new regulations to reduce and restrict coke production of Party B by local government for energy conservation and emission reduction purposes have caused insufficient coke-oven gas supply for the power generation project and the power production has decreased.

In order to avoid material losses, Party B claimed force majeure for the current situation and the failure to realize the goals of the Contract. After fully negotiation by the parties, both parties hereby enter into the following agreement with respect to the subsequent issues for the coke-oven gas power generation project:

1. Solutions:

Because the objective situation that the coke-over gas power generation project relies upon has the force majeure, Party A agrees and accepts Party B’s proposal to repurchase the coke-oven gas power generation project and is willing to complete the subsequent issues of the coke-oven gas power generation project with Party B accordingly.

2.  Debt Solution:

Party B shall pay the outstanding energy saving service fees of RMB 19.44 million in total to Party A within 3 working days from the signing date of this Agreement.

3. Transfer Price:

Both parties voluntarily negotiated and determined the coke-oven gas power generation project and its corresponding assets shall be transferred to Party B for a price of RMB 120,000,000, and Party B agrees to repurchase the coke-oven gas power generation project and its corresponding assets at such price.

4. Method and Time of Payment

Party B shall pay Party A 30% of the agreed transfer price within 5 working days from the signing date of this Agreement, namely RMB 36,000,000; Party B shall pay Party A the 2nd 30% of the agreed transfer price within 90 days from the signing date of this Agreement, namely RMB 36,000,000; Party B shall pay Party A the remaining 40% of the agreed transfer price within 180 days from the signing date of this Agreement, namely RMB 48,000,000.

5. Turn Over of Assets and Method

The details of the coke-oven gas power generation project and its corresponding assets repurchased by Party B please see the annex list, including the rented land and its on the ground building and attachments and machines and equipments used in the project.

Party A shall no longer pay for the leasing fee for the rented land for the coke-oven gas power generation project from the signing date of this Agreement.

Upon the date of paying off all the transfer price by Party B as agreed in Article 4 of the Agreement, the ownership of the coke-oven gas power generation project and its corresponding assets shall be transferred to Party B. Within three working days upon Party A receiving the entire transfer price, Party A and Party B shall entrust their representatives to conduct on site project and assets handover.

Before the actual handover of the repurchased assets, Party B shall not hinder Party A's management and control over the coke-oven gas power generation project and its corresponding assets through trespassing, damaging, impairing and other ways for any reason; Party A shall not demolish, damage or transfer the coke-oven gas power generation project and its corresponding assets.

6. Exemption Clause:

After Party B pays off the entire transfer price according to the timeline in Article 4 of this Agreement, Party A agrees that it will not take any action against Party B for its breach of the Contract according to its Article 7.

7. Termination of the Original Cooperative Contract

The Contract signed by Party A and Party B will be terminated on the date when Party B pays off the entire transfer price according to the timeline in Article 4 of this Agreement, and both parties will stop their performance under the Contract.

8. Liability for the Breach

If Party B fails to pay off the entire transfer price according to the time agreed in this Agreement, this Agreement will automatically be terminated on the expiration date for the payment. Party A shall remain the ownership of the coke-oven gas power generation project and its corresponding assets, and both parties shall continue to perform their respective rights and obligations according to the Contract and assume the liabilities for the breach.

If Party B fails to pay the transfer price on time or has only paid partial transfer price, it shall be deemed as breach of this Agreement, and the paid amount of the transfer price shall be  directly counted towards the energy saving service fees to Party A and the energy saving service fee loss to the Party A due to insufficient supply of the gas for the agreed 7,200 hour per year for power generation.

9. Settlement of Disputes:

Any dispute arising out of this Agreement shall be solved through consultations between the parties. If consultation fails, each party can submit the dispute to the local people’s court where Party A is located.

10. This Agreement takes effect upon the execution and sealing date by Party A and Party B.

11. This Agreement is executed in quadruplicate and each party holds two copies and they have the same legal effects.

12. Anything not covered in the Agreement shall be discussed by and between both parties.

Party A：	Party B:
Authorized Representative:	Authorized Representative:
Time of Signature:	Time of Signature: